Exhibit 23.5

RP® FINANCIAL, LC.
Advisory | Planning | Valuation

November 21, 2012

Board of Directors
First Federal Savings and Loan Association of Port Angeles
105 West Eighth Street
Port Angeles, Washington  98362

Members of the Board:

We hereby consent to the use of our firm’s name in the Application for Approval of Conversion and any amendments thereto to be filed with the Washington Department of Financial Institutions, the Federal Deposit Insurance Corporation, in the Registration Statement on Form S-1 and any amendments thereto to be filed with the Securities and Exchange Commission.  We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus of First Northwest Bancorp and to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,

/s/ RP Financial, LC.
RP Financial, LC.

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www.rpfinancial.com	E-Mail: mail@rpfinancial.com